CHANGE IN INDEPENDENT AUDITOR

Ernst & Young LLP (“EY”) was replaced as the independent registered public accounting firm to the Funds for the fiscal year beginning November 1, 2021. Westwood Quality Value Fund, Westwood Quality SMidCap Fund, Westwood Quality SmallCap Fund, Westwood Total Return Fund, Westwood Income Opportunity Fund, Westwood High Income Fund and Westwood Alternative Income Fund and collectively, the (“Predecessor Funds”) were formerly part of The Advisors’ Inner Circle Fund and were acquired by, and reorganized into, the Ultimus Managers Trust (the “Trust”), on November 1, 2021, pursuant to an Agreement and Plan of Reorganization dated August 9, 2021. The Trust’s Audit Committee approved the decision to change the independent registered public accounting firm.

Ernst & Young LLP (“EY”) resigned as the independent registered public accounting firm for the Predecessor Funds. The report of EY on the Predecessor Funds’ financial statements as of and for the fiscal year or period ended October 31, 2021, did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainties, audit scope or accounting principles. In connection with its audits for the fiscal years ended October 31, 2021 and October 31, 2020, there were no disagreements between the Trust and EY on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of EY, would have caused it to make reference to the subject matter of the disagreements in its report on the financial statements of the Predecessor Funds for such year or period. During the Predecessor Funds’ fiscal years or period ended October 31, 2021 and October 31, 2020, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

On August 9, 2021, upon the recommendation of the Trust’s Audit Committee, the Board of Trustees of the Trust approved the engagement of BBD, LLP (“BBD”) as the independent registered public accounting firm for each Predecessor Fund for the fiscal year ending October 31, 2022. During each Predecessor Fund’s fiscal year or period ended October 31, 2021 and October 31, 2020, neither the Trust, nor anyone on its behalf, consulted with BBD, on behalf of the Predecessor Funds, regarding the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on the Predecessor Funds’ financial statements, or any matter that was either the subject of a “disagreement,” as defined in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act and the instructions thereto, or a “reportable event,” as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act.

The Registrant has requested that EY furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not EY agrees with the above statements. A copy of the letter from EY to the Securities and Exchange Commission is filed as an exhibit hereto.